Exhibit 8.1

[Letterhead of Fox Rothschild]

May 29, 2014

Vicon Industries, Inc.
131 Heartland Boulevard
Edgewood, New York 11717

Re:        Tax Opinion Exhibit to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as legal counsel to Vicon Industries, Inc. (“Vicon”), in connection with the merger of VI Merger Sub, Inc., a California corporation and a direct, wholly owned subsidiary of Vicon (“Merger Sub”), with and into IQinVision, Inc. (“IQinVision”) with IQinVision continuing as the surviving company and becoming a direct, wholly owned subsidiary of Vicon (the “Merger”) pursuant to the terms of that certain Agreement and Plan of Merger, dated March 28, 2014, among Vicon, Merger Sub, and IQinVision (as amended from time to time, the “Merger Agreement”). This opinion is being delivered in connection with the registration statement on Form S-4 (as amended through the effective date thereof, the “Registration Statement”), which includes a proxy statement/prospectus/ consent solicitation, filed by Vicon with the U.S. Securities Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, and in accordance with the requirements of Item 601(b)(8) of Regulations S-K under the Act. Unless otherwise indicated, each capitalized terms used and not defined herein has the meaning ascribed to it in the Merger Agreement.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the Effective Time, of the statements, facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including the letters provided to us and executed by the officers of both Vicon and IQinVision, dated May 29, 2014 (collectively, the “Representation Letters”). For purposes of rendering our opinion, we have assumed that such statements, facts, information, representations, covenants and agreements are, and will continue to be up to and including the Effective Time, accurate and complete without regard to any qualification as to knowledge. In addition, our opinion assumes, and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness, up to and including the Effective Time, of the statements, facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by Vicon and IQinVision, including those set forth in the Representation Letters.

In our examination, we have also assumed the following:

1.the genuineness of all signatures;
2.the legal capacity of natural persons executing documents;
3.the authenticity of all documents submitted to us as originals;
4.the conformity to original documents and all documents submitted to us as certified or photostatic copies;
5.the authenticity of the originals of such documents;
6.the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents;
7.the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates;

8.that there is no other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below; and
9.that there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with any document.

We also have assumed for purposes of our opinion that any transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the terms and conditions of the Merger Agreement and as described in the Registration Statement, that none of the terms or conditions therein will have been waived or modified in any respect prior to the Effective Time and that the Merger will constitute a statutory merger under applicable state law. Each assumption herein is made and relied upon with your permission and without independent investigation.
In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, the Code, the Regulations, judicial authorities, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that, under current U.S. federal income tax law, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and (ii) insofar as they purport to describe provisions of U.S. federal income tax law and as limited therein, the statements set forth under the heading “The Merger and Combined Company - Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement accurately describe the material U.S. federal income tax consequences of the Merger. Except as expressly set forth above, we express no other opinion, including to any other party as to any tax consequences, whether U.S. federal, state, local or non-U.S., of the Merger or of any transaction related to or contemplated by the Merger.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ FOX ROTHSCHILD LLP
FOX ROTHSCHILD LLP